EXPENSE LIMITATION AGREEMENT

EXPENSE LIMITATION AGREEMENT, effective as of November 25, 2014 by and between Cinque Partners LLC (the "Sub-Adviser"), The Advisors' Inner Circle Fund II (the "Trust"), on behalf of the series of the Trust set forth in Schedule A attached hereto (the "Fund") and, solely for the purposes of Sections 1.3 and 3, Frost Investment Advisors, LLC ("Frost") (the "Agreement").

WHEREAS, the Trust is a Massachusetts voluntary association (commonly known as a business trust) organized under an Agreement and Declaration of Trust, dated July 24, 1992, as amended and restated February 18, 2004 and August 10, 2004 and amended May 15, 2012 (the "Declaration of Trust"), and is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management company of the series type, and the Fund is a series of the Trust;

WHEREAS, the Trust and Frost have entered into an Investment Advisory Agreement dated May 5, 2008 (the "Advisory Agreement"), pursuant to which Frost provides investment advisory services to the Fund for compensation based on the value of the average daily net assets of the Fund;

WHEREAS, Frost and the Sub-Adviser have entered into an Investment Sub-Advisory Agreement dated November 14, 2012 (the "Sub-Advisory Agreement"), pursuant to which the Sub-Adviser provides investment sub-advisory services to the Fund for compensation based on the value of the average daily net assets of the Fund;

WHEREAS, the Trust, Frost and the Sub-Adviser have determined that it is appropriate and in the best interests of the Fund and its shareholders to maintain the expenses of the Fund at a level at or below the level to which the Fund would normally be subject in order to maintain the Fund's expense ratio at the Maximum Annual Operating Expense Limit (as hereinafter defined) specified for such Fund in Schedule A hereto;

NOW  THEREFORE,  the  parties  hereto  agree  as  follows:

1.   EXPENSE  LIMITATION.

1.1. APPLICABLE EXPENSE LIMIT. To the extent that the aggregate expenses of every character incurred by the Fund in any fiscal year in which the Sub-Advisory Agreement is in effect, including but not limited to investment advisory fees of Frost (but excluding interest, taxes, brokerage commissions and other costs and expenses relating to the securities that are purchased and sold by the Fund, acquired fund fees and expenses, other expenditures which are capitalized in accordance with generally accepted accounting principles, and other non-routine expenses not incurred in the ordinary course of such Fund's business) and expenses for which payment has been made through the use of all or a portion of brokerage commissions (or markups or markdowns) generated by that Fund ("Fund Operating Expenses"), exceed the Maximum Annual Operating Expense Limit, as defined in Section 1.2 below, such excess amount (the "Excess Amount") shall be the liability of the Sub-Adviser.

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1.2. MAXIMUM ANNUAL OPERATING EXPENSE LIMIT. The Maximum Annual Operating
Expense Limit with respect to the Fund shall be the amount specified in Schedule A based on a percentage of the average daily net assets of the Fund. The Maximum Annual Operating Expense Limit for the Fund contemplates that certain expenses for the Fund may be paid through the use of all or a portion of brokerage commissions (or markups or markdowns) generated by the Fund.

1.3. METHOD OF COMPUTATION. To determine the Sub-Adviser's liability with respect to the Excess Amount, each month the Fund Operating Expenses for the Fund shall be annualized as of the last day of the month. If the annualized Fund Operating Expenses for any month of the Fund exceed the Maximum Annual Operating Expense Limit of such Fund, Frost shall first waive or reduce its investment advisory fee and the Sub-Adviser shall concurrently waive or reduce its investment sub-advisory fee in the same amount, to the extent of the investment sub-advisory fee, for such month by an amount sufficient to reduce the annualized Fund Operating Expenses to an amount no higher than the Maximum Annual Operating Expense Limit. If the amount of the waived or reduced investment sub-advisory fee for any such month is insufficient to pay the Excess Amount, the Sub-Adviser may also remit to the Fund an amount that, together with the waived or reduced investment sub-advisory fee, is sufficient to pay such Excess Amount. For the avoidance of doubt, Frost shall not be obligated to waive or reduce its investment advisory fee in an amount greater than the amount of the sub-advisory fee waived or reduced by the Sub-Adviser, and shall have no obligation to remit any other amounts to the Fund.

1.4. YEAR-END ADJUSTMENT. If necessary, on or before the last day of the first month of each fiscal year (or the termination of this Agreement if sooner), an adjustment payment shall be made by the appropriate party in order that the amount of the investment sub-advisory fees waived or reduced and other payments remitted by the Sub-Adviser to the Fund with respect to the previous fiscal year shall equal the Excess Amount for such fiscal year.

2.   REIMBURSEMENT  OF  FEE  WAIVERS  AND  EXPENSE  REIMBURSEMENTS.

2.1. REIMBURSEMENT. If in any year in which the Sub-Advisory Agreement is in effect and the estimated aggregate Fund Operating Expenses of the Fund for the fiscal year are less than the Maximum Annual Operating Expense Limit for that year, the Sub-Adviser shall be entitled to reimbursement by the Fund, in whole or in part as provided below, of the investment sub-advisory fees waived or reduced and other payments remitted by the Sub-Adviser to the Fund pursuant to
Section 1 hereof. The total amount of reimbursement to which the Sub-Adviser may be entitled ("Reimbursement Amount") shall equal, at any time, the sum of all investment sub-advisory fees previously waived or reduced by the Sub-Adviser and all other payments remitted by the Sub-Adviser to the Fund, pursuant to Section 1 hereof, during any of the previous three (3) fiscal years, less any reimbursement previously paid by the Fund to the Sub-Adviser, pursuant to this
Section 2, with respect to such waivers, reductions, and payments. The Reimbursement Amount shall not include any additional charges or fees whatsoever, including, e.g., interest accruable on the Reimbursement Amount.

2.2. BOARD NOTIFICATION. The Fund shall provide to the Board a quarterly report of any reimbursements paid to the Sub-Adviser pursuant to this Agreement.

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2.3. METHOD OF COMPUTATION. To determine the Fund's accrual, if any, to reimburse the Sub-Adviser for the Reimbursement Amount, each month the Fund Operating Expenses of the Fund shall be annualized as of the last day of the month. If the annualized Fund Operating Expenses of the Fund for any month are less than the Maximum Annual Operating Expense Limit of such Fund, such Fund shall accrue into its net asset value an amount payable to the Sub-Adviser sufficient to increase the annualized Fund Operating Expenses of that Fund to an amount no greater than the Maximum Annual Operating Expense Limit of that Fund, provided that such amount paid to the Sub-Adviser will in no event exceed the total Reimbursement Amount. For accounting purposes, amounts accrued pursuant to this Section 2 shall be a liability of the Fund for purposes of determining the Fund's net asset value.

2.4. PAYMENT AND YEAR-END ADJUSTMENT. Amounts accrued pursuant to this Agreement shall be payable to the Sub-Adviser as of the last day of each month. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the actual Fund Operating Expenses of the Fund for the prior fiscal year (including any reimbursement payments hereunder with respect to such fiscal year) do not exceed the Maximum Annual Operating Expense Limit for such fiscal year.

3.   TERM  AND  TERMINATION  OF  AGREEMENT.

This Agreement shall continue in effect with respect to the Fund until the date indicated on Schedule A ("Initial Term End Date") and shall thereafter continue in effect from year to year for successive one-year periods, provided that this Agreement may be terminated, without payment of any penalty, with respect to the
Fund:

(i) by the Trust, for any reason and at any time; and

(ii) by Frost or the Sub-Adviser, for any reason, upon ninety (90) days' prior written notice to the Trust at its principal place of business, such termination to be effective as of the close of business on the last day of the then-current one-year period; or at such earlier time provided that such termination is approved by majority vote of the Trustees and the Independent Trustees voting separately.

4.   MISCELLANEOUS.

4.1. CAPTIONS. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

4.2. INTERPRETATION. Nothing herein contained shall be deemed to require the Trust or the Fund to take any action contrary to the Trust's Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust's Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Fund. The parties to this Agreement acknowledge and agree that all litigation arising hereunder, whether direct or indirect, and of any and every nature whatsoever shall be satisfied solely out of the assets of the Fund and that no Trustee, officer or holder of shares of beneficial interest of the Fund shall be personally liable for any of the foregoing liabilities. The Trust's Declaration of Trust, as amended from time to time, is on file in the Office of the Secretary of State of the Commonwealth of Massachusetts. Such Declaration of Trust describes in detail the respective responsibilities and limitations on liability of the Trustees, officers, and holders of shares of beneficial interest.

4.3. DEFINITIONS. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment sub-advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Sub-Advisory Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Sub-Advisory Agreement or the 1940 Act.

4.4. ENFORCEABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

4.5 JURISDICTION. This Agreement shall be governed by and construed in accordance with the substantive laws of Commonwealth of Massachusetts and the Sub-Adviser consents to the jurisdiction of courts, both state or federal, in Massachusetts, with respect to any dispute under this Agreement.

4.6 AMENDMENT. This Agreement may not be added to or changed orally and may not be modified or rescinded except by a writing signed by the parties hereto and in accordance with the 1940 Act, when applicable.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, as of the day and year first above written.


THE ADVISORS' INNER CIRCLE FUND II,
on behalf of each series of the Trust set forth in Schedule A

By: /s/ Dianne M. Descoteaux
-----------------------------------
Name:  Dianne M. Descoteaux
Title: Vice President and Secretary


CINQUE PARTNERS LLC

By: /s/ Alan Adelman
-----------------------------------
Name:  Alan Adelman
Title: Managing Partner
       Chief Investment Officer


FROST INVESTMENT ADVISORS, LLC
(solely for the purposes of Sections 1.3 and 3)


By: /s/ Tom L. Stringfellow
-----------------------------------
Name:  Tom L. Stringfellow
Title: President


              Signature Page - Cinque Expense Limitation Agreement

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                                   SCHEDULE A

                    MAXIMUM ANNUAL OPERATING EXPENSE LIMITS

This Agreement relates to the following Fund of the Trust:

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                                                                                 MAXIMUM ANNUAL
                                                                                OPERATING EXPENSE     INITIAL TERM
NAME OF FUND                                               SHARE CLASS                LIMIT             END DATE
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Frost Cinque Large Cap Buy-Write Equity Fund     Class A Shares                       0.95%           November 30, 2015
                                                 -----------------------------------------------------------------------------------
                                                 Institutional Class Shares           0.70%           November 30, 2015
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











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